Exhibit 99.1

MAX CAPITAL GROUP LTD. ANNOUNCES UPDATE ON INVESTMENT PORTFOLIO

HAMILTON, Bermuda October 13, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that the return on its overall investment portfolio for the quarter ended September 30, 2008 is negative 2.85% and for the year through September 30, 2008 is negative 2.19%. Max Capital currently estimates its book value at September 30, 2008 to be in the range of $22.00 to $23.00 per share.

Max Capital’s return on its alternative investments for the quarter ended Sept 30, 2008 is expected to be negative 12.93%. The positive performance in the first half of 2008, coupled with the negative performance for the third quarter, results in an overall year to date negative return of 11.97% for the alternative investments. In accordance with the Company’s accounting policy the unrealized mark to market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income.

Max Capital’s alternative investments represented approximately 20% of the Company’s total invested assets of approximately $5.2 billion as of June 30, 2008. The Company’s investment performance for the third quarter compares to negative 10.7% for the HFRI Fund of Fund Index, which the Company believes is the most comparable benchmark for this asset class. On a year to date basis the return of Max Capital’s alternative investments is negative 11.97% compared to negative 12.89% for the HFRI Fund of Fund Index.

Max Capital also updated guidance on its alternative investment strategy, in particular a reduction in the allocation to alternative investments to 10-20% of invested assets from the 15-25% current range. In addition, Max Capital plans on increasing the number of strategies employed and managers participating within the alternative investment portfolio, employing a less volatile, more market neutral benchmark to monitor risk and measure relative returns, reduce exposure to this asset class over the next two quarters to the mid point (15%) of the Company’s new stated allocation. The proposed changes are intended to lower volatility of monthly, quarterly and annual returns while maintaining an attractive total return.

Additional details on asset allocation, performance and alternative investments are posted on the Company’s website: www.maxcapgroup.com.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “Max Capital’s overall investment portfolio, while down 2.19% in the year through September 30, compares favorably to major indices. In keeping with Max’s growing and changing underwriting platforms, we began an assessment of our asset mix during the summer. Worsening market conditions — third quarter hedge fund returns were the worst since benchmarking became available — necessitated an acceleration of that review, and we initiated a series of fund redemptions in the third quarter of 2008 to rebalance our portfolio in accordance with our updated investment strategy. Overall, the recent confluence of measured financial, underwriting, and corporate stability events likely presents opportunity for most companies in our industry, including Max as we continue to maintain a strong capital position to take advantage of ongoing market opportunities.”

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roanne Kulakoff
Executive Vice President	Kekst and Company
jim.tees@maxcapservices.com	roanne-kulakoff@kekst.com
1-441-293-8800	1-212-521-4837